Exhibit 10.16

+1 650 332 7600 T gopro.com W 3000 Clearview Way San Mateo, CA 94402

June 2, 2014

Nicholas Woodman

Via Email

Dear Nick:

We are pleased to offer to continue your position with GoPro, Inc. (inclusive of any successors or assigns or subsidiaries, the “Company” or “we”), as the Company’s Chief Executive Officer reporting to the Company’s board of directors (the “Board”). In addition, we acknowledge that you serve as a member of the Board. You began your employment with the Company on February 2004. Your continued employment by the Company shall be governed by the following terms and conditions (this “Agreement”) effective June 2, 2014 (the “Effective Date”). This Agreement supersedes in its entirety the Change in Control Severance Agreement entered into between you and the Company as of January 13, 2014 and the Change in Control Severance Agreement is hereby terminated.

Compensation Terms

Salary. You will receive an annual salary of $800,000, which will be paid semi-monthly on the 15th and last day of the month in accordance with the Company’s normal payroll procedures and will be subject to annual review and evaluation for upward (but not downward) adjustment by the Board (as this salary may be adjusted from time to time, the “Base Salary”).

Target Bonus. You will also be eligible for an annual target bonus (as in effect from time to time, the “Target Bonus”), based on achievement of objectives mutually agreed upon by you and the Board. The Target Bonus is subject to an over/underachievement scale with possible payouts of 0% to 150% of your Base Salary, and with target achievement correlated to a Target Bonus of 150% of your Base Salary. Each Target Bonus will be paid no later than two and one-half months following the end of the performance period to which that Target Bonus relates.

Employee Benefits. Except as otherwise provided for in this letter agreement, you will be eligible to receive employee benefits and perquisites commensurate with those provided to the Company’s senior executives. A list of current employee benefits will be provided in the Benefits Information Guide. You should note that the Company may modify job titles, salaries, commission plans, bonuses and benefits from time to time as it deems necessary and at its sole discretion (subject to the limitations in this letter agreement).

Equity Opportunities. Subject to the approval of the Board, you will be granted restricted stock units representing shares of common stock (“Initial RSUs”) subject to the terms and conditions set forth in the Company’s 2010 Equity Incentive Plan (the “Plan”) and in the restricted stock unit agreement between you and the Company, which is attached hereto as Exhibit A.

In addition to the Initial RSU, you will be eligible to receive other equity awards in options or restricted stock units over the course of your employment.

Termination Benefits.

Upon the termination of your employment with the Company at any time for any reason, you will be paid your (i) salary through your termination date, (ii) the value of all unused paid time off earned through your termination date, and (iii) any earned but unpaid portion of your Target Bonus for the fiscal year preceding your termination date (but, for the avoidance of doubt, not any portion of the Target Bonus for the fiscal year in which your termination occurs). You will also be allowed to continue your medical coverage at your own expense under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). You will be allowed to exercise your vested options, if any, during the time period set forth in, and in accordance with, your governing stock option agreement. Your unvested restricted stock units, if any, will be forfeited without consideration upon your termination. The Company will reimburse you for any reasonable business expenses

+1 650 332 7600 T gopro.com W 3000 Clearview Way San Mateo, CA 94402 incurred by you during your employment with the Company, in accordance with the Company’s expense reimbursement policy, within 10 business days following the termination of your employment with the Company. The foregoing accrued payments and benefits will be collectively referred to herein as the “Accrued Compensation.”

(i)	Involuntary Termination Prior to a Change in Control

If you Separate due to a termination of your employment by the Company other than for Cause or by your resignation for Good Reason, in either case, prior to a Change in Control, you will be entitled to receive the following: (i) your Accrued Compensation, (ii) a single lump sum severance payment equal to the sum of 12 months of your then-current Base Salary and your then-current Target Bonus (assuming a 150% achievement threshold), (iii) a payment equal to the pro rata portion of your actual Target Bonus through your Separation, which shall be calculated at the end of the fiscal year relevant to this Target Bonus, and (iv) subject to your timely and proper election for COBRA coverage, the continuation of your then-effective group health benefits for 12 months under COBRA, provided that, if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a lump sum payment in an amount equal to 12 months of such continued health benefits, which payment shall be made regardless of whether you elect COBRA continuation coverage (items (ii) through (iv) hereinafter referred to as the “Severance”). Receipt of the Severance shall be conditioned in its entirety upon your execution of a release of claims related to your employment and termination of employment with the Company in a reasonably customary form acceptable to the Company (the “Release”). Your Release must be executed and become irrevocable within 60 days of your Separation. The payment described in subpart (ii) of this paragraph, and if applicable, the cash payment described in subpart (iv) of this paragraph, shall be paid out in a lump sum on the first business day after the 60th day following your Separation, provided that, if these payments are to be made due to your resignation for Good Reason, and the Straddle Period spans two calendar years, then these payments under subpart (ii) and, if applicable, subpart (iv) will be paid on the first business day in the second calendar year that occurs after the expiration of said 60-day period in which the executed Release is to become irrevocable. The payment described in subpart (iii) of this paragraph shall occur no later than two and one half months following the fiscal year in which your Separation occurs and when other bonuses are generally paid to senior executives of the Company. For the avoidance of doubt, the release of claims will not apply to any claims that you may have as a stockholder of the Company.

(ii)	Involuntary Termination Within 24 Months Following a Change in Control

If, however, you Separate due to a termination of your employment by the Company other than for Cause or by your resignation for CIC Good Reason, in either case, within 24 months following a Change in Control, in lieu of the Severance referenced above, you shall be eligible to receive the following enhanced severance payments and benefits: (i) your Accrued Compensation, (ii) a single lump sum severance payment equal to the sum of 24 months of your then-current Base Salary and your then-current Target Bonus (assuming a 150% achievement threshold), (iii) a payment equal to the pro rata portion of your actual Target Bonus through your Separation, which shall be calculated at the end of the performance period relevant to this Target Bonus, (iv) fully accelerated vesting of any then-outstanding equity awards, as applicable, provided that the Initial RSU shall be governed by Exhibit A and not this subsection (iv), and (v) subject to your timely and proper election for COBRA coverage, the continuation of your then-effective group health benefits for 18 months under COBRA, provided that if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a lump sum payment in an amount equal to 18 months of such continued health benefits, which payment shall be made regardless of whether you elect COBRA continuation coverage (items (ii) through (v) hereinafter referred to as the “CIC Severance”). Receipt of the CIC Severance shall be conditioned in its entirety upon your execution of a Release. Your Release must be executed and become irrevocable within 60 days of your Separation. The severance payment described in subpart (ii) of this paragraph, and if applicable, the payment described in subpart (v) of this paragraph, shall be paid out in a lump sum on the first business day after the 60th day following your Separation, provided that, if these payments are to be made due to your resignation for CIC Good Reason, and the Straddle Period spans two calendar years, then these payments under subpart (ii) and, if applicable, subpart (v)

+1 650 332 7600 T gopro.com W 3000 Clearview Way San Mateo, CA 94402 will be paid on the first business day in the second calendar year that occurs after the expiration of said 60-day period in which the executed Release is to become irrevocable. The payment equal to the pro rata portion of your Target Bonus through your Separation shall occur no later than two and one half months following the fiscal year in which your Separation occurs and when other bonuses are generally paid to senior executives of the Company.

(iii)	Other Terminations

Upon any termination of your employment other than as described in (i) and (ii) immediately above, including any termination of employment that is not a Separation, you will be entitled only to the Accrued Compensation.

(iv)	Definitions

The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means the occurrence of any of the following: (A) your willful and continued failure to perform the reasonable, material duties of your position as generally described in this letter agreement to the Company that goes uncured for a period 30 days following written notice to you; (B) your willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; (C) your conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude; or (D) your willful and material breach of a provision of this letter agreement or the Confidentiality Agreement (defined below) that is reasonably expected to have a material adverse economic impact on the Company. Any determination that you have engaged in conduct for which the Board wishes to terminate your employment shall be made after a meeting of the nonemployee directors of the Board at which you shall be invited to appear, with counsel, to respond to the allegations set forth in the written notice to you of such meeting (which notice shall provide sufficient specificity to allow you to respond to such allegations). For purposes of this letter agreement, an act (or failure to act) shall only be considered “willful” if done (or failed to be done) by you intentionally and in bad faith.

“Change in Control” shall mean an Acquisition or Other Combination, as such terms are defined in the Plan. The foregoing notwithstanding, a transaction that does not constitute a “change in control event” under Sections 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii) of the Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) will not constitute a Change in Control for purposes of the RSUs.

“Separate” or “Separation” means that a “separation from service” has occurred, as defined under Section 1.409A-1(h) of the Treasury Regulations under Section 409A of the Code.

“Good Reason” means the occurrence of any of the following events or conditions, without your express written consent (which consent may be denied, withheld or delayed for any reason):

(i) a material reduction in your duties, authority or responsibilities;

(ii) a material reduction by the Company in your Base Salary or Target Bonus (but excluding any reduction of not more than 25% that applies to substantially all of the Company’s other executive officers);

(iii) the relocation of your principal place of employment to a location more than 30 miles from your principal place of employment immediately prior to your termination or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations or those of similarly situated senior executives;

(iv) any action or inaction that constitutes a material breach by the Company of this letter agreement or any other agreement between the Company and you, or any material breach by the Company of a policy relating to the benefits to which you are entitled;

+1 650 332 7600 T gopro.com W 3000 Clearview Way San Mateo, CA 94402

Provided that, with respect to each trigger above, you shall provide notice to the Company of the condition giving rise to “Good Reason” within 90 days of the initial existence of such condition, the Company shall have 30 days following such notice to remedy such condition, and your resignation shall occur within 180 days following the expiration of the Company’s 30-day remedial period. Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to death or physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

“CIC Good Reason” means the occurrence of any of the following events or conditions, without your express written consent (which consent may be denied, withheld or delayed for any reason):

(i) a material reduction in your duties, authority or responsibilities;

(ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report, including a requirement to report to a corporate officer or employee instead of directly to the Board;

(iii) a material diminution in the budget over which you retain authority;

(iv) a material reduction by the Company in your Base Salary or Target Bonus;

(v) your death or disability (as defined in the Company’s long-term disability plan, or if none, as defined in Section 22(e)(3) of the Code);

(vi) the relocation of your principal place of employment to a location more than 30 miles from your principal place of employment immediately prior to your termination or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations or those of similarly situated senior executives;

(vii) any action or inaction that constitutes a material breach by the Company of this letter agreement or any other agreement between the Company and you, or any material breach by the Company of a policy relating to the benefits to which you are entitled; or

(viii) any material reduction in the value of any of the benefits provided to you as of the date hereof or as increased from time to time;

Provided that, with respect to each trigger above, you shall provide notice to the Company of the condition giving rise to “CIC Good Reason” within 90 days of the initial existence of such condition, the Company shall have 30 days following such notice to remedy such condition, and your resignation shall occur within 180 days following the expiration of the Company’s 30-day remedial period. Your right to terminate your employment for CIC Good Reason shall not be affected by your incapacity due to death or physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting CIC Good Reason hereunder.

The “Straddle Period” shall mean those 240 calendar days comprising the 180-day period following the Company’s failure to cure a Good Reason or CIC Good Reason condition, as applicable, and the 60-day period following Separation in which the Release is to be executed and become irrevocable.

Section 280G

Any payments described in this letter agreement or referenced herein which could constitute or result in your receipt of “parachute payments” within the meaning of Section 280G of the Code are referred to as “Compensatory Payments.”

+1 650 332 7600 T gopro.com W 3000 Clearview Way San Mateo, CA 94402

For purposes of the immediately following paragraph related to Section 280G of the Code, unless the Company and you otherwise agree in writing, the determination of your excise tax liability and the amount required to be reduced or repaid pursuant to the paragraph below shall be made in writing by an accountant chosen by the Company, which shall be from one of the six largest national accounting firms (an “Accountant”). For purposes of its calculations, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position, but the Accountant shall assume that you pay taxes at the highest marginal tax rates applicable to you. The Company and you shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make its determinations. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated hereunder. The Accountant’s conclusions shall be conclusive and binding on both the Company and you, for all purposes of evaluating the reduction described in the paragraph below.

If any Compensatory Payment will be subject to the excise taxes under Section 4999 of the Code, then the Compensatory Payments will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes, employment taxes, and the excise tax imposed by Section 4999 (and any interest or penalties thereon), on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: (A) first, a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, (B) second, a pro rata cancellation of (i) equity award compensation subject to Section 409A of the Code as deferred compensation and (ii) equity award compensation not subject to Section 409A of the Code, provided that, following application of this pro-rata allocation, acceleration of vesting of equity award compensation is to be reduced under this (B) in the reverse order of the date of grant and (C) third, a pro rata reduction of (i) other compensation or benefits subject to Section 409A of the Code as deferred compensation and (ii) other compensation or benefits not subject to Section 409A of the Code (the “Cut Back Formula”). If a reduction of your Compensatory Payments occurs pursuant to this paragraph, and notwithstanding any reduction described in this paragraph (or in the absence of any such reduction), the Internal Revenue Service (“IRS”) determines that you are liable for excise taxes under Section 4999 of the Code as a result of the receipt of one or more Compensatory Payments, then you shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such Compensatory Payments equal to the “Repayment Amount,” provided that payment to the Company of the Repayment Amount would result in the elimination of your excise tax liabilities under Section 4999 of the Code with respect to any of your Compensatory Payments. The Repayment Amount with respect to such Compensatory Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that your net proceeds with respect to such Compensatory Payments (after taking into account the payment of the excise, employment, and income taxes imposed on such Compensatory Payments) shall be maximized, and subject to such maximization, shall be repaid on the same schedule and priority as set forth in the Cut Back Formula. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Compensatory Payments or if a Repayment Amount of more than zero would not maximize the net amount received by you from the Compensatory Payments. If the excise tax under Section 4999 of the Code is not eliminated pursuant to this paragraph, you shall pay said excise tax without indemnification by the Company.

Section 409A

To the extent (i) any payments to which you become entitled under this letter agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the

+1 650 332 7600 T gopro.com W 3000 Clearview Way San Mateo, CA 94402

Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

For purposes of this letter agreement or any agreement or plan referenced herein, and notwithstanding any other provision herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, no payment shall be made upon disability or terminal illness unless and until such condition qualifies as a “Disability” within the meaning of Section 409A of the Code and Section 1.409A-3(i)(4) of the regulations thereunder.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this offer letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this letter agreement (or referenced in this letter agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

Other Terms

The Company looks forward to a continued beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Any modification or change in your at will status may only occur by way of a written employment agreement signed by you and a member of the Board.

If you are made a party, or at any time are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of your status as a director, officer or employee of the Company, you will be eligible for indemnification and coverage under the Company’s director and officer liability insurance policy to the same extent as other similarly situated directors and officers of the Company, which indemnification shall be subject to the limitations of applicable law and the Company’s certificate of incorporation and bylaws.

The Company will reimburse you for reasonable fees actually incurred by you and reasonably substantiated to the Company in connection with your legal representation in the negotiation of this letter agreement. Furthermore, if any contest or dispute shall arise between the Company and you regarding any provision of this letter agreement

+1 650 332 7600 T gopro.com W 3000 Clearview Way San Mateo, CA 94402 or your termination of employment, the Company shall reimburse you for all reasonable legal fees and expenses actually incurred by you in connection with such contest or dispute, but only if you prevail to a substantial extent with respect to any of your substantive legal claims brought and pursued in connection with such contest or dispute, so long as each of your substantive legal claims was reasonable and raised in good faith. Such reimbursement described in the immediately preceding sentence shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses and shall not exceed $200,000.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conducts which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with the Company’s standard Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”) which requires, among other provisions, (i) the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information and (ii) that you refrain from disclosure of certain confidential information, except to carry out your duties to the Company under this letter agreement or your other fiduciary responsibilities to the Company.

You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in San Mateo County, California. The parties hereby waive any rights they may have to trial by jury in regard to such claims. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. This letter agreement will be governed by the laws of the state of California without reference to conflict of laws provisions.

Any payment made to you under this letter agreement will be less all applicable deductions and withholding.

To accept this agreement, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements relating to the subject matter hereof, whether written or oral.

[SIGNATURE PAGE FOLLOWS]

+1 650 332 7600 T gopro.com W 3000 Clearview Way San Mateo, CA 94402

We look forward to your favorable reply and to continuing to work with you at GoPro.

Sincerely,

Edward Gilhuly

On Behalf of the Board of Directors

/s/ Edward Gilhuly

Agreed to and accepted:

/s/ Nicholas Woodman		6/3/14
Nicholas Woodman	Signature	Date

[SIGNATURE PAGE TO LETTER AGREEMENT]

NOTICE OF RESTRICTED STOCK UNIT AWARD

GOPRO, INC.

2010 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the GoPro, Inc. (the “Company”) 2010 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”) and the attached Award Agreement (Restricted Stock Unit Agreement) (hereinafter “RSU Agreement”). You (“you”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSU Agreement.

Name:	Nicholas Woodman

Number of RSUs:	RSUs for 4,500,000 Shares

Date of Grant:	June 3, 2014

Expiration Date:	June 1, 2024

Vesting Commencement Date:	See Attachment 1.

Vesting Schedule:	Vesting is dependent upon Continuous Service throughout the applicable vesting period. Subject to the limitations set forth in this Notice, the Plan and the RSU Agreement, vesting shall be as set forth on Attachment 1. “Continuous Service” shall mean service as an employee (as defined under applicable law), “officer” (as defined under Rule 16a-1 promulgated under the Securities Act), and/or consultant of the Company or any Parent or Subsidiary, and/or a member of the Board.

You acknowledge that the vesting of the RSUs pursuant to this Notice is earned by Continuous Service and certain Additional Terms. By accepting this RSU, you consent to electronic delivery as set forth in the RSU Agreement.

PARTICIPANT		GOPRO, INC.

Signature:	/s/ Nicholas Woodman	By:	/s/ Sharon Zezima

Print Name:	Nicholas Woodman	Its:	General Counsel

Attachment 1 to Notice of Restricted Stock Unit Award

GOPRO, INC.

2010 EQUITY INCENTIVE PLAN

Terms and Conditions to Notice

Name: Nicholas Woodman

Number of Shares: 4,500,000

Date of Grant: June 3, 2014

The following terms and conditions apply to the RSUs described above and granted pursuant to the Notice of Restricted Stock Unit Award to which this Attachment 1 is attached:

Capitalized terms not herein defined shall have the meaning ascribed to them in the Plan. Ordinary rounding principles will apply for purposes of vesting under this Attachment 1.

The RSUs shall vest in three portions: (i) 1,500,000 (the “First Tranche”), (ii) 1,500,000 (the “Second Tranche”), and (iii) 1,500,000 (the “Third Tranche”), each as may be adjusted pursuant to Sections 2.2 and 11 of the Plan, as follows:

1.	The First Tranche shall immediately vest;

2.	The Second Tranche shall vest in equal monthly installments over three years from the Grant Date provided the First Milestone Price has been satisfied while Participant is in Continuous Service, as follows: (A) on the First Milestone Price Date, as to 1/36th of the Second Tranche for each full month of Participant’s Continuous Service from the Date of Grant through this First Milestone Price Date, and (B) any portion of the Second Tranche not vested on the First Milestone Price Date will vest after the First Milestone Price Date such that 1/36th of the Second Tranche will be vested at the end of each monthly anniversary of the Date of Grant following the First Milestone Price Date, and only for so long as Participant remains in Continuous Service. For clarity, if the First Milestone Price is satisfied after Participant has completed three years of Continuous Service from the Date of Grant, then the Second Tranche shall be fully vested on the First Milestone Price Date;

3.	The Third Tranche shall vest in equal monthly installments over three years from the Date of Grant provided the Second Milestone Price has been satisfied while Participant is in Continuous Service as follows: (A) on the Second Milestone Price Date, as to 1/36th of the Third Tranche for each full month of Participant’s Continuous Service from the Date of Grant through this Second Milestone Price Date, and (B) any portion of the Third Tranche not vested on the Second Milestone Price Date will vest after the Second Milestone Price Date such that 1/36th of the Third Tranche will be vested at the end of each monthly anniversary of the Date of Grant following the Second Milestone Price Date, and only for so long as Participant remains in Continuous Service. For clarity, if the Second Milestone Price is satisfied after Participant has completed three years of Continuous Service from the Date of Grant, then the Third Tranche shall be fully vested on the Second Milestone Price Date;

4.	Provided that,

(a)

If the Second Tranche has not previously vested prior to the closing date of an Acquisition (i) where the price per share of Class A common stock (“Class A Share Price”) equals at least the IPO Price and (ii) where Participant has been in Continuous

3

Service at all times between the Date of Grant and the closing date of the Acquisition, then, in lieu of the vesting in Section 2, the Revised Second Tranche shall be vested and the remainder of the Second Tranche, if any, shall be cancelled in full immediately upon closing of the Acquisition;

(b)	If the Third Tranche has not previously vested prior to the closing date of an Acquisition (i) where the price per share of Class A Share Price equals at least the First Milestone Price and (ii) where Participant has been in Continuous Service at all times between the Date of Grant and the closing date of the Acquisition, then, in lieu of the vesting in Section 3, the Revised Third Tranche shall be vested and the remainder of the Third Tranche, if any, shall be cancelled in full immediately upon closing of the Acquisition;

(c)	This Section 4 supersedes Section 2(b) of the Change in Control Severance Agreement entered into between Participant and the Company as of January 13, 2014.

5.	The following definitions shall apply to this Attachment 1:

(a)	The “IPO Price” equals the initial price per Class A common share set forth in the final prospectus included within the Company’s registration statement on Form S-1 filed with the SEC for the initial public offering of the Company’s Class A common shares.

(b)	“First Milestone Price” shall mean a 30 consecutive day average closing price per Class A common share of $34.03, as may be adjusted in a manner consistent with any adjustment effected pursuant to Sections 2.2 and 11 of the Plan and Section 3 of the RSU Agreement, provided that, this 30 consecutive day period may not commence until the date that is one hundred eighty one (181) days after the Company’s initial public offering pursuant to the Securities Act of 1933, as amended (the effective date of any such offering, the “IPO Date”). The first day following the 30 consecutive days described in this definition shall be the “First Milestone Price Date.”

(c)	“Second Milestone Price” shall mean a 30 consecutive day average closing price per Class A common share of $44.24, may be adjusted in a manner consistent with any adjustment effected pursuant to Sections 2.2 and 11 of the Plan and Section 3 of the RSU Agreement, provided that, this 30 consecutive day period may not commence until the date that is one hundred eighty one (181) days after the IPO Date. The first day following the 30 consecutive days described in this definition shall be the “Second Milestone Price Date.”

(d)	The “Revised Second Tranche” shall mean:

i.	If the Class A Share Price in the Acquisition is greater than or equal to the First Milestone Price, then the Second Tranche; and

ii.	If the Class A Share Price in the Acquisition is greater than or equal to the IPO Price but less than the First Milestone Price, then the product of the Second Tranche multiplied by a fraction where (i) the numerator is the Class A Share Price in the Acquisition less the IPO Price and (ii) the denominator is difference between the First Milestone Price and the IPO Price.

(e)	The “Revised Third Tranche” shall mean:

i.	If the Class A Share Price in the Acquisition is greater than or equal to the Second Milestone Price, then the Third Tranche; and

ii.	If the Class A Share Price in the Acquisition is greater than or equal to the First Milestone Price but less than the Second Milestone Price, then the product of the Third Tranche multiplied by a fraction where (i) the numerator is the Class A Share Price in the Acquisition less the First Milestone Price and (ii) the denominator is difference between the Second Milestone Price and the First Milestone Price.

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Examples:

The following examples are for illustration purposes only:

Example 1:

Facts: The Date of Grant is June 2, 2014. The effectiveness of the Company’s IPO occurs on June 20, 2014. The First Milestone Price Date is January 1, 2016, Participant ceases Continuous Service on June 1, 2016, and the Second Milestone Price Date is January 1, 2017.

Treatment:

A.	Participant vested as to the First Tranche on June 2, 2014 which settled pursuant to Section 1 of the RSU Agreement on or before March 15, 2015.

B.	On January 1, 2016, Participant vested as to 19/36 of the Second Tranche, which settled 30 days thereafter. Between January 1, 2016 and June 1, 2016, Participant vested in monthly installments of 1/36th of the Second Tranche on each monthly anniversary of the Date of Grant, and settled within 30 days of each such 1/36th vesting installment. Participant never vested into the last third of the Second Tranche, which cancelled in full when Participant ceased Continuous Service.

C.	Participant never vested in the Third Tranche. Even though the Second Milestone Price Date occurs, Participant is not entitled to the Third Tranche since he ceased Continuous Service prior to the occurrence of the Second Milestone Price Date, and therefore, the Third Tranche cancelled in full when he ceased Continuous Service.

Example 2:

Facts: The Date of Grant is June 2, 2014. The effectiveness of the Company’s IPO occurs on June 20, 2014. The First Milestone Price Date is January 1, 2016. An Acquisition occurs March 1, 2016 with a per share price of $40.84. Participant ceases Continuous Service on June 1, 2016.

Treatment:

A.	Participant vested as to the First Tranche on June 2, 2014, which settled pursuant to Section 1 of the RSU Agreement on or before March 15, 2015.

B.	On January 1, 2016, Participant vested as to 19/36 of the Second Tranche, which settled within 30 days thereafter, and was scheduled to vest as to 1/36th on each subsequent monthly anniversary of the Date of Grant (i.e., on January 30, 2016 and February 29, 2016). Upon the closing of the Acquisition on March 1, 2016 at a Class A Share Price greater than the First Milestone Price, Participant vests as to the balance of the Second Tranche.

C.	The Class A Share Price in the Acquisition is $40.84. Correspondingly, the Revised Third Tranche is equal to 2/3 of the original Third Tranche [($40.84 – $34.03)/($44.24 – $34.03)].

a.	On March 1, 2016, Participant vests in the Revised Third Tranche, or two-thirds of the original Third Tranche.

b.	The remaining portion of the Third Tranche (i.e., one-third of the original Third Tranche) cancels in full on March 1, 2016.

IN WITNESS WHEREOF, GoPro, Inc. has caused this Attachment to be executed by its duly-authorized officer as of the Date of Grant.

FOR GOPRO, INC.

By:	/s/ Sharon Zezima

Title:	General Counsel

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RESTRICTED STOCK UNIT AGREEMENT

GOPRO, INC.

2010 EQUITY INCENTIVE PLAN

You have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this RSU Agreement.

1. Settlement. Settlement of RSUs shall be made in the period following the applicable date of vesting under the vesting schedule set forth in the Notice that is no later than March 15 of the succeeding calendar year. Settlement of any portion of the Tranche Two and Tranche Three vested RSUs will occur within 30 days of vesting of that portion. Settlement of RSUs shall be in Shares. Settlement means the delivery of the Shares vested under an RSU. No fractional RSUs or rights for fractional Shares shall be created pursuant to this RSU Agreement. If and when the Company establishes separate classes of Company Common Stock in the form of Class A and Class B Company Common Stock (or similar structure of Company Common Stock), each Share granted under the RSUs automatically will represent one share of Class B Common Stock of the Company and, upon settlement of RSUs, each Share otherwise issuable under the RSUs will be issued as one share of Class B Common Stock of the Company (or similar applicable class of shares of Company Common Stock).

2. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

3. Dividends; Dividend Equivalents. You will receive no benefit or adjustment to your RSUs with respect to any dividend except with respect to a capitalization adjustment as provided under Section 2.2 of the Plan. For the avoidance of doubt, in the event that the number of outstanding shares of the Company’s Common Stock is changed by a dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), reorganization, merger, consolidation, split-up, spin-off, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, then the number of Shares subject to your RSUs will be proportionately adjusted in order to prevent diminution or enlargement of the benefits or potential benefits granted or otherwise intended to be provided under your RSUs. In addition, in the event of an extraordinary dividend in the form of cash, Shares or other property occurs with respect to outstanding shares of the Company’s Common Stock, the number of Shares subject to your RSUs will be proportionately adjusted in order to prevent diminution or enlargement of the benefits or potential benefits granted or otherwise intended to be provided under your RSUs. Further, for the avoidance of doubt, upon the occurrence of the Company’s sale of Shares or other securities of the Company in any secondary or follow-on offering occurring after the Company’s initial public offering, or any of the events under this Section 3 of this RSU Agreement or Section 2.2 of the Plan, the performance criteria described in Attachment 1 to the Notice will be proportionately adjusted in order to prevent diminution or enlargement of the benefits or potential benefits granted or otherwise intended to be provided under your RSUs.

4. No Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

5. Termination. If your Service is Terminated for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate. In case of any dispute as to whether your Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

6. Tax Consequences. You acknowledge that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.

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7. Withholding Taxes and Stock Withholding. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment of a cash amount, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

8. Acknowledgement. The Company and you agree that the RSUs are granted under and governed by the Notice, this RSU Agreement and the provisions of the Plan. You: (i) acknowledge receipt of a copy of the Notice, this RSU Agreement, the Plan and the Rule 701(e) Information Statement, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Notice.

9. Entire Agreement; Enforcement of Rights. This RSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.

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10. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of any Shares pursuant to this RSU, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. The Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

11. Governing Law; Severability. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this RSU Agreement, (ii) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this RSU Agreement shall be enforceable in accordance with its terms. This RSU Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States for the Northern District of California and no other courts.

11. No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate your Service, for any reason, with or without Cause.

12. Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this RSU, you consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, the Rule 701(e) Information Statement, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at stocks@gopro.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stocks@gopro.com. Finally, you understand that you are not required to consent to electronic delivery.

13. Market Standoff Agreement. You agree in connection with any registration of the Company’s securities under the Securities Act or other public offering that, upon the request of the Company or the underwriters managing any registered public offering of the Company’s securities, you will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such managing underwriters, as the

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case may be, for a period of time (not to exceed one hundred eighty (180) days, but subject to extension as provided below) after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the managing underwriters may specify for employee-stockholders generally. If during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and Rule 2711 thereof (or any other successor rule) applies, then the restrictions imposed by this Section 13 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred fifteen (215) days after the effective date of the registration statement. For purposes of this Section 13, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Shares until the end of such period. You further agree to enter into any agreement reasonably required by the underwriters to implement the foregoing and that such underwriters are express third party beneficiaries of this Section 13.

14. Code Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”), and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

15. Award Subject to Company Clawback or Recoupment. The RSU shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service with the Company that is applicable to executive officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of your RSU (whether vested or unvested) and the recoupment of any gains realized with respect to your RSU; provided, however, that any clawback or recoupment policy adopted by the Board shall not disproportionately adversely apply to you as compared to all other senior executives of the Company (to the extent that the compensation arrangements of any one or more of the other senior executives of the Company are structured in a comparable manner to your compensation arrangements), unless otherwise required under applicable law.

BY ACCEPTING THIS RSU, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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